SUTOR TECHNOLOGY GROUP LIMITED ANNOUNCES FIRST QUARTER FINANCIAL RESULTS OF FISCAL YEAR 2011

CHANGSHU, China, November 12/PRNewswire-Asia/ -- Sutor Technology Group Limited (the “Company”, “Sutor”) (Nasdaq: SUTR), a leading China-based manufacturer and distributor of high-end fine finished steel products and welded steel pipes used by a variety of downstream applications, today announced its financial results for the first quarter of fiscal year 2011, ended September 30 2010.

First Fiscal Quarter 2011 Financial Results:

	1QFY2011	1QFY2010	Change
Revenues (million):	$101.9	$123.8	-17.7%
Gross profit (million):	$8.4	$4.4	91.4%
Gross margin	8.3%	3.6%	132.4%
Net income (million):	$3.4	$0.5	581.6%
EPS	$0.08	$0.01	535.5%

Commenting on the first fiscal quarter’s performance, Ms. Lifang Chen, Chairwoman and CEO of Sutor said, “I am pleased with the significant increases in gross profits, net income and earnings per share. In the first fiscal quarter, our orders and production output was more heavily focused on advanced PPGI products that required sophisticated processing procedures and hence more production time. The result was lower total production volume, but higher profit margin products. In addition, Sutor benefited from higher commodity prices and sales prices as inflation pressures were present in the major sectors of the economy.”

Ms. Chen continued, speaking about the strategy and outlook for the Company, “We accelerated our efforts to tap into new geographic markets including opening a new regional office in Chongqing, a major economic hub in Southwestern China. The region is expected to enjoy higher economic growth rate than the rest of China due to the Chinese government’s preferential going-to-the-west policies.”

“In the coming months, we plan to participate in a number of international steel products trade shows in an effort to increase our brand recognition and build a strong global presence. As part of our long-term growth strategy, we continue to pursue selective domestic M&A opportunities and seek other opportunities for strategic cooperation with leading domestic and international steel companies to produce advanced products to meet the increasing demand from the on-going urbanization and industrial upgrading in China. We are optimistic about our financial outlook and expect improved financial performance for fiscal year 2011 over the last fiscal year.” Ms. Chen concluded.

First Fiscal Quarter 2011 Financial Results:

Revenues. Revenues were $101.9 million in the first fiscal quarter of 2011, compared to $123.8 million for the same period last year, a decrease of $21.9 million, or approximately 17.7%. The decrease was primarily attributable to lower production volume for our PPGI products and reduced trading businesses. During the first fiscal quarter of 2011, we produced more advanced PPGI products that required sophisticated processing procedures and hence more production time than we did in the same period a year ago. We also made a strategic decision to significantly reduce our subsidiary Ningbo Zhehua’s lower-margin steel trading business, which contributed to lower total sales revenues.

Gross profit. Gross profit was $8.4 million in the first fiscal quarter of 2011, compared to $4.4 million in the same period last year, an increase of $4.0 million, or approximately 91.4%. Gross margin increased to 8.3% for the first fiscal quarter of 2011 from 3.6% for the same period last year. The increased gross margin mainly resulted from changes in product mix and reduced lower margin trading revenues.

Selling expenses. Selling expenses were $1.4 million for the first fiscal quarter of 2011 compared to $1.6 million in the same period last year, a decrease of 13.9%. The decrease was mainly attributable to lower sales revenues.

General and administrative expenses. General and administrative expenses were $1.6 million in the first fiscal quarter of 2011, compared to $1.3 million in the same period last year, an increase of $0.3 million, or approximately 27.0%. The increase was partially due to a credit to the expenses related to fixed assets in the same period last year and some one-time office building renovation expenses for the current period.

Income from operations. Income from operations was $5.4 million in the first fiscal quarter of 2011 compared to $1.5 million in the same period last year, an increase of $3.9 million, or approximately 258.4%.

Net income. Net income was $3.4 million in the first quarter of fiscal 2011, compared to $0.5 million in the same period last year, an increase of $2.9 million, or approximately 581.6%.

Financial Condition:

As of September 30, 2010, the Company had cash and cash equivalents of $17.1 million plus $45.1 million in restricted cash and working capital of $107.5 million. Stockholders’ equity increased 3.9% to $177.4 million, compared to $170.8 million as of June 30, 2010. The management expects to have sufficient capital for normal operations at its current level during the remainder of fiscal year 2011.

Conference Call Information

Sutor’s management will host an earnings conference call today, November 12, 2010, at 9:00 a.m. Eastern time. Listeners may access the call by dialing US: +1-877-847-0047, CN: 800 876 5011, HK +852 3006 8101, access code: SUTR. A recording of the call will be available shortly after the call through December 12, 2010. Listeners may access it by dialing US: +1-866-572-7808, CN: 800 876 5013, HK: +852 3012 8000, access code: 480651.

Functional Currency and Translating Press Release

The functional currency of the Company is the Chinese Yuan Renminbi (“RMB”); however, the accompanying financial information has been expressed in the US Dollars (“USD”).  The consolidated balance sheets have been translated into USD at the exchange rates prevailing at each balance sheet date.  The consolidated statements of operations and cash flows have been translated using the weighted-average exchange rates prevailing during the periods of each statement. Transactions in the Company’s equity securities have been recorded at the exchange rate existing at the time of the transaction.

About Sutor Technology Group Limited

Sutor (Nasdaq: SUTR) is a leading China-based manufacturer and distributor of high end fine finished steel products and welded steel pipes used by a variety of downstream applications. The Company utilizes a variety of in-house developed processes and technologies to convert steel manufactured by third parties into fine finished steel products, including hot-dip galvanized steel, pre-painted galvanized steel, acid-pickled steel, cold-rolled steel and welded steel pipe products. To learn more about the Company, please visit http://www.sutorcn.com/en/index.php.

Forward-Looking Statements

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements.  Such statements include, among others, those concerning our ability to capitalize on the Chinese government’s policies, our expected financial performance, liquidity and strategic and operational plans, our future operating results, our expectations regarding the market for our products, our expectations regarding the steel market, as well as all assumptions, expectations, predictions, intentions or beliefs about future events.  You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause our actual results to differ materially from those anticipated, expressed or implied in the forward-looking statements.  These risks and uncertainties include, but not limited to, the factors mentioned in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended June 30, 2010, and other risks mentioned in our other reports filed with the Securities Exchange Commission, or SEC.  Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.  The words "believe," "expect," "anticipate," "project," "targets," "optimistic," "intend," "aim," "will" or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements.  The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

For more information, please contact:

Mr. Jason Wang, Director of IR
Sutor Technology Group Limited
Tel: +86-512-5268-0988
Email: investor_relations@sutorcn.com

Financial Tables:

Sutor Technology Group Limited And Subsidiaries Consolidated Balance Sheets

	September 30,	June 30,
	2010	2010

ASSETS
Current Assets:
Cash and cash equivalents	$17,084,036	$13,336,736
Restricted cash	45,097,082	48,315,962
Trade accounts receivable, net of allowance for doubtful accounts of $424,523 and $498,620, respectively	8,364,446	10,913,736
Other receivables	1,216,071	929,507
Advances to suppliers, related parties	98,558,271	96,776,181
Advances to suppliers, net of allowance of $428,505 and $542,490, respectively	12,277,368	8,304,246
Inventory, net of allowance for impairment of $103,711 and $102,028, respectively	36,814,616	40,179,358
Notes receivable	552,973	73,437
Deferred income taxes	300,626	329,414

Total Current Assets	220,265,489	219,158,577

Property and Eqipment, net of accumulated depreciation of $28,202,200 and $25,914,352, respectively	69,666,934	70,018,522
Intangible Assets, net of accumulated amortization of $439,362 and $415,178, respectively	3,027,570	2,995,488

TOTAL ASSETS	$292,959,993	$292,172,587

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$12,869,095	$23,954,009
Advances from customers	11,524,787	6,769,481
Other payables and accrued expenses	5,056,926	4,688,324
Other payables - related parties	412,057	352,495
Short-term notes payable	82,286,908	82,128,484
Short-term notes payable - related parties	597,184	587,492

Total Current Liabilities	112,746,957	118,480,285
Long-Term Notes Payable	2,859,995	2,859,995
Long-Term Notes Payable - Related Parties	-	-
Total Liabilities	115,606,952	121,340,280

Stockholders' Equity
Undesignated preferred stock - $0.001 par value; 1,000,000 shares authorized; no shares outstanding	-	-
Common stock - $0.001 par value; 500,000,000 shares authorized, 40,715,602 shares outstanding	40,715	40,715
Additional paid-in capital	42,496,949	42,465,581
Statutory reserves	12,629,151	12,629,151
Retained earnings	99,577,496	96,164,928
Accumulated other comprehensive income	22,608,730	19,531,932
Total Stockholders' Equity	177,353,041	170,832,307
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$292,959,993	$292,172,587

Sutor Technology Group Limited And Subsidiaries Consolidated Statements of Operations And Comprehensive Income

	For The Three Months Ended
	September 30
	2010	2009

Revenue:
Revenue	$39,560,159	$56,804,565
Revenue from related parties	62,386,937	67,003,757
	101,947,096	123,808,322

Cost of Revenue
Cost of revenue	31,930,290	54,330,912
Cost of revenue from related party sales	61,581,246	65,068,922
	93,511,536	119,399,834

Gross Profit	8,435,560	4,408,488

Operating Expenses:

Selling expense	1,380,478	1,604,096
General and administrative expense	1,643,145	1,294,215

Total Operating Expenses	3,023,623	2,898,311
Income from Operations	5,411,937	1,510,177

Other Income (Expense):
Interest income	189,313	480,572
Other income	22,037	319,803
Interest expense	(1,534,810)	(1,346,898)
Other expense	(65,714)	(239,589)
Total Other Income (Expense)	(1,389,174)	(786,112)

Income Before Taxes	4,022,763	724,065
Provision for income taxes	(610,195)	(223,389)

Net Income	$3,412,568	$500,676

Basic Earnings per Share	$0.08	$0.01
Diluted Earnings per Share	0.08	0.01

Basic Weighted Shares Outstanding	40,715,602	37,955,602
Diluted Weighted Shares Outstanding	40,715,602	37,955,602

Net Income	$3,412,568	$500,676
Foreign currency translation adjustment	3,076,798	176,789
Comprehensive Income	$6,489,366	$677,465

Sutor Technology Group Limited And Subsidiaries

Consolidated Statements of Cash Flows

	For The Three Months Ended
	September 30
	2010	2009
Cash Flows from Operating Activities:
Net income	$3,412,568	$500,676
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,876,098	1,840,352
Deferred income taxes	33,807	39,646
Foreign currency exchange loss	31,603	-
Stock based compensation	31,368	-
Gain on sale of assets	(4,670)	-
Changes in current assets and liabilities:
Trade accounts receivable, net	2,680,916	5,922,669
Other receivable, net	(267,941)	153,474
Advances to suppliers	(3,789,606)	13,256,897
Inventories	3,978,750	5,904,564
Accounts payable	(11,340,879)	(3,482,040)
Advances from customers	4,590,240	(3,517,770)
Other payables and accrued expenses	293,252	(3,935)
Other payables - related parties	53,095	-
Advances to suppliers - related parties	(24,309)	(28,793,173)
Net Cash Provided by (Used In) Operating Activities	1,554,292	(8,178,640)

Cash Flows from Investing Activities:
Changes in notes receivable	(472,525)	46,776
Purchase of property and equipment, net of value added tax refunds received	(371,661)	(73,792)
Proceeds from sale of assets	5,899	-
Net Cash Used In Investing Activities	(838,287)	(27,016)

Cash Flows from Financing Activities:
Proceeds from issuance of notes payable	41,910,402	61,432,374
Payments on notes payable	(43,092,361)	(60,250,220)
Proceeds from issuance of notes payable - related parties	-	199,932
Payments on notes payable - related parties	-	-
Net change in restricted cash	3,967,261	9,680,250
Distribution to certain shareholders in connection with the reorganization of Ningbo	-	-
Net proceeds from issuance of common stock and warrants	-	-
Proceeds from issuance of notes payable - principal shareholder	-	-
Net Cash Provided By Financing Activities	2,785,302	11,062,336

Effect of Exchange Rate Changes on Cash	245,993	8,038

Net Change in Cash	3,747,300	2,864,718
Cash and Cash Equivalents at Beginning of Period	13,336,736	10,653,438
Cash and Cash Equivalents at End of Period	$17,084,036	$13,518,156